As filed with the Securities and Exchange Commission on November 1, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SURGEPAYS, INC.

(Exact name of registrant as specified in its charter)

Nevada	7310	98-0550352
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3124 Brother Blvd, Suite 410

Bartlett, TN 38133

(847) 648-7541

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin Brian Cox, Chief Executive Officer

Anthony Evers, Chief Financial Officer

SurgePays, Inc.

3124 Brother Blvd, Suite 410

Bartlett, TN 38133

(847) 648-7541

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, New Jersey 08830

(732) 395-4400

M. Ali Panjwani, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-233726

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, consisting of shares of Common Stock, par value $0.001 per share, and Warrants to purchase shares of Common Stock, par value $0.001 per share (2)	$3,795,000	$351.80
Common Stock included as part of the Units (3)(4)	-	-
Warrants to purchase Common Stock included as part of the Units (4)(5)(6)(7)	-	-
Common Stock issuable upon exercise of the Warrants (3)(7)	$4,174,500	$386.98
Representative’s Warrants(6)	-	-
Common Stock issuable upon exercise of Representative’s Warrants(8)	$181,500	$16.838
Total	$8,151,000	$755.60

(1)

In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the related Registration Statement on Form S-1 (File No. 333-233726), as amended, is hereby registered. The registrant previously registered securities with a proposed aggregate offering price of $40,755,000 on the Registration Statement on Form S-1 (File No. 333-233726), for which a filing fee of $3,777.99 was previously paid.

(2)	Includes Common Stock to cover the exercise of the over-allotment option granted to the underwriter.

(3)	Pursuant to Rule 416 of the Securities Act, the securities being registered hereunder include such additional securities as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.

(4)	No separate fee is required pursuant to Rule 457(i) under the Securities Act.

(5)	Includes Common Stock which may be issued upon exercise of additional warrants which may be issued upon exercise of the over-allotment option granted to the underwriter.

(6)	In accordance with Rule 457(g) under the Securities Act, because the Common Stock underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.

(7)	The warrants are exercisable at a per share price of 110% of the price per Unit in this offering.

(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants, or the Representative’s Warrants, are exercisable at a per share exercise price equal to 110% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is equal to 110% of $165,000 (which is equal to 5% of the offering amount of $3,300,000 which excludes the over-allotment option).

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This registration statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and includes the registration statement facing page, this page, the signature page, an exhibit index, an opinion of counsel regarding the legality of the securities being registered and a related consent, and the consent of the independent registered public accounting firm of SurgePays, Inc. (the “Company”). This registration statement relates to the Company’s registration statement on Form S-1 (File No. 333-233726), as amended, including the exhibits (the “Initial Registration Statement”), initially filed by the Company on September 12, 2019 and declared effective by the Securities and Exchange Commission (the “Commission”) on November 1, 2021. The Company is filing this registration statement for the sole purpose of increasing the proposed maximum aggregate offering price of the Units in the offering subject of the Initial Registration Statement. Pursuant to Rule 462(b), the contents of the Initial Registration Statement are incorporated by reference into this registration statement.

EXHIBIT INDEX

Exhibit		Filed
No.		Herewith
5.1	Opinion of Lucosky Brookman, LLP	X
23.1	Consent of Rodefer Moss & Co, PLLC	X
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bartlett, Tennessee on November 1, 2021.

SurgePays, Inc.

By:	/s/ Kevin Brian Cox
Kevin Brian Cox
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Brian Cox
Kevin Brian Cox	Chief Executive Officer and Chairman (Principal Executive Officer)	November 1, 2021

/s/ Anthony Evers
Anthony Evers	Chief Financial Officer (Principal Financial and Accounting Officer)	November 1, 2021

/s/ Anthony P. Nuzzo
Anthony P. Nuzzo	Director	November 1, 2021

/s/ David N. Keys
David N. Keys	Director	November 1, 2021

/s/ David May
David May	Director	November 1, 2021

/s/ Jay Jones
Jay Jones	Director	November 1, 2021